Exhibit 99.1

October 6, 2010	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-561-5325

ONEOK and ONEOK Partners Schedule Third-quarter
2010 Earnings Conference Call and Webcast

    TULSA, Okla. – Oct. 6, 2010 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will release their third-quarter earnings after the market closes on Nov. 2, 2010.

    A joint conference call will be held the following day on Nov. 3, 2010, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

    ONEOK’s and ONEOK Partners’ senior management teams will participate in the call and webcast.

What:	ONEOK, Inc. and ONEOK Partners, L.P. third-quarter earnings conference call and webcast
When:	11 a.m. Eastern, Nov.3, 2010
10 a.m. Central
Where:	1) Phone conference call 866-238-1641, pass code 1488606
2) Log on to the webcast at www.oneok.com
3) Log on to the webcast at www.oneokpartners.com

    If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1488606.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the

ONEOK and ONEOK Partners Schedule Third-quarter
2010 Earnings Conference Call and Webcast

nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneokpartners.com or www.oneok.com. OKE-FV OKS-FV

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